Exhibit 99.1

Omeros Corporation Reports Second Quarter 2011 Financial Results

Seattle, WA – August 9, 2011 – Omeros Corporation (NASDAQ: OMER), a clinical-stage biopharmaceutical company committed to discovering, developing and commercializing products targeting inflammation, coagulopathies and disorders of the central nervous system, today announced its financial results for the second quarter of 2011.

Financial Results

Total operating expenses for the quarter ended June 30, 2011 were $6.1 million compared to $8.1 million for the same period in 2010. The decrease in operating expenses primarily relates to lower clinical trial costs during the second quarter of 2011 and $987,000 in one-time licensing fees incurred during the three-month period in 2010. For the quarter ended June 30, 2011, Omeros reported a net loss of $5.3 million, or $0.24 per share, compared to a net loss of $7.8 million, or $0.36 per share, for the same period in 2010. At June 30, 2011, Omeros had cash, cash equivalents and short-term investments of $36.9 million.

“During the second quarter, we made significant progress across our entire pipeline of clinical and preclinical programs,” said Gregory A. Demopulos, M.D., chairman and chief executive officer of Omeros. “One of these milestones was the advancement of our co-lead product candidates, OMS103HP and OMS302, into Phase 3 clinical programs. OMS103HP is being evaluated for its ability to improve postoperative joint function and reduce pain following arthroscopic partial meniscectomy surgery. OMS302 will be evaluated in both refractive lens exchange and cataract surgery patients for maintenance of intraoperative mydriasis and reduction of postoperative pain. Data from Phase 3 trials in both of these programs are expected in the first half of 2012.”

Second Quarter Highlights

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Announced that Omeros’ phosphodiesterase-7 (PDE7) inhibitors demonstrated efficacy in animal models of nicotine addiction. The Company previously demonstrated that PDE7 inhibitors showed strong effects in models of cocaine addiction and binge eating. Omeros’ PDE7 program was founded on the Company’s discovery of a previously unknown link between PDE7 and any movement disorder, such as Parkinson’s disease. Omeros believes that it also is the first to link PDE7 to any addiction or compulsive behavior, and is now advancing PDE7 inhibitors for the treatment of these as well as movement disorders.

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Reported that, based on the strength of Phase 2 data, it is advancing two of its product candidates from its PharmacoSurgery™ platform - OMS103HP for arthroscopic meniscectomy and OMS302 for intra-ocular lens replacement surgery - into Phase 3 clinical development programs. Omeros expects data from the first trials in each of these clinical programs during the first half of 2012. Both of these product candidates are added to standard irrigation solutions and delivered intra-operatively to the operative site throughout the surgical procedure to preemptively block the molecular-signaling and biochemical cascade caused by surgical trauma and to provide clinical benefits both during and after surgery.

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Announced that the U.S. Patent and Trademark Office (USPTO) allowed an additional patent claiming the composition of OMS103HP. Including a patent term extension granted by the USPTO, the patent will have a term extending into September 2022.

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Reported the identification of compounds that interact selectively with five orphan GPCRs linked to metabolic and psychotic disorders (GPR27 and GPR173), motor control (GPR139), leukemia (P2Y8/P2RY8) and sleep disorders (OPN4). Omeros has now publicly announced that it has successfully unlocked ten orphan GPCRs for drug development.

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Announced that the results from a Phase 2 trial investigating OMS103HP in patients undergoing arthroscopic partial meniscectomy surgery will appear in the August 2011 print edition of Arthroscopy: The Journal of Arthroscopic and Related Surgery. The article, titled “Novel Drug, OMS103HP, Reduces Pain and Improves Joint Motion and Function over 90 Days following Arthroscopic Meniscectomy,” is currently available on line at www.arthroscopyjournal.org.

About Omeros Corporation

Omeros is a clinical-stage biopharmaceutical company committed to discovering, developing and commercializing products targeting inflammation, coagulopathies and disorders of the central nervous system. The Company’s most clinically advanced product candidates are derived from its proprietary PharmacoSurgery™ platform designed to improve clinical outcomes of patients undergoing a wide range of surgical and medical procedures. Omeros has four ongoing clinical development programs. Omeros may also have the near-term capability, through its GPCR program, to add a large number of new drug targets and their corresponding compounds to the market. Behind its clinical candidates and GPCR platform, Omeros is building a diverse pipeline of protein and small-molecule preclinical programs targeting inflammation, bleeding and central nervous system disorders.

Forward-looking Statements

This press release contains forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, which are subject to the “safe harbor” created by those sections. These statements include, but are not limited to, statements regarding the expectation that data will be available from Phase 3 clinical trials evaluating OMS103HP and OMS302 and that Omeros may have the near-term capability, through its GPCR program, to add a large number of new drug targets and their corresponding compounds to the market. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, the risks, uncertainties and other factors described under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 9, 2011. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.

Contact:

Jennifer Cook Williams

Cook Williams Communications, Inc.

Investor and Media Relations

360.668.3701

jennifer@cwcomm.org

OMEROS CORPORATION

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenue	$1,155	$497	$2,394	$875
Operating expenses:
Research and development	4,077	6,120	9,502	11,202
General and administrative	2,027	2,011	4,291	3,732

Total operating expenses	6,104	8,131	13,793	14,934

Loss from operations	(4,949)	(7,634)	(11,399)	(14,059)
Investment income	14	21	31	38
Interest expense	(527)	(409)	(820)	(861)
Other income, net	171	218	355	417

Net loss	$(5,291)	$(7,804)	$(11,833)	$(14,465)

Basic and diluted net loss per common share	$(0.24)	$(0.36)	$(0.54)	$(0.68)

Weighted-average shares used to compute basic and diluted net loss per common share	22,167,629	21,381,216	22,112,110	21,337,556

OMEROS CORPORATION

(A Development Stage Company)

CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	June 30, 2011	December 31, 2010
	(unaudited)
Cash and cash equivalents and short-term investments	$36,874	$41,993
Total assets	40,948	45,704
Total notes payable	20,313	10,255
Total current liabilities	14,339	15,374
Deficit accumulated during the development stage	(159,420)	(147,587)
Total shareholders’ equity	10,015	20,470